NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”), dated as of March 6, 2015, is by and among ENVIROSTAR, INC., a Delaware corporation (the “Company”), Symmetric Capital LLC, a Florida limited liability company (the “Purchaser”), and Michael S. Steiner (“Steiner”).

RECITALS

WHEREAS, the Company, directly or indirectly, (a) distributes, and supplies replacement parts and accessories and provides maintenance service with respect to, commercial and industrial laundry and drycleaning equipment and steam and hot water boilers, (b) designs and plans laundry, drycleaning and boiler systems, and (c) franchises, and provides naming licenses to, retail drycleaners (collectively, the “Business”);

WHEREAS, Steiner and Robert M. Steiner (collectively, the “Sellers”) and the Purchaser have entered into that certain Stock Purchase Agreement of even date herewith (the “Purchase Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement) pursuant to which the Purchaser acquired from the Sellers 2,838,194 shares of the Company’s Common Stock, par value $0.025 per share (“Common Stock”); and

WHEREAS, Steiner will derive substantial benefit from the consummation of the transactions contemplated by the Purchase Agreement and in connection therewith Steiner has agreed not to compete with or solicit any customers or employees of, and to keep confidential all proprietary information relating to, the Company and the Business, all on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the above premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

Section 1.           Covenant Against Competition and Solicitation; Non-Disparagement.

(a)           Steiner hereby covenants and agrees with the Purchaser and the Company for the benefit of the Purchaser, the Company and their respective Affiliates that, from and after the Closing Date until the fifth (5th) anniversary thereof (the “Restricted Period”), Steiner will not anywhere in the Restricted Territory (as defined below), directly or indirectly, whether alone or as an owner, shareholder, partner, member, manager, investor, lender, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, own, finance, manage, operate or engage in, or participate in the ownership, management or operation of, any business competitive with that of the Company. The “Restricted Territory” means and includes the United States of America and the states, territories, countries and islands within the regions commonly known as the Caribbean and Latin America. A “business competitive with that of the Company” is one that engages in the Business. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Steiner from (i) performing speaking engagements and receiving honoraria in connection with such engagements; (ii) being employed by any government agency, college, university or other non-profit research organization or (iii) owning, whether of record or beneficially, five percent (5%) or less of the outstanding capital stock of any entity where the shares are publicly traded.

(b)           Steiner further covenants that, during the Restricted Period, Steiner will not, directly or indirectly, in connection with, or for the benefit of, any business competitive with that of the Company, solicit, transact business with, perform services for, or contact or communicate with (or assist any third party in soliciting, transacting business with, performing any services for, or contacting or communicating with), any person or entity that is or was at any time within 12 months prior to the contact, communication, solicitation, transaction of business, or performance of services, a customer of the Company or any of its subsidiaries.

(c)           Steiner further covenants that, during the Restricted Period, Steiner will not, directly or indirectly: (i) solicit, recruit, hire, engage, or refer (or assist any third party in soliciting, recruiting, hiring, engaging or referring) any person or entity who or which either is, or during the immediately preceding twelve (12) month period was, an employee, agent, consultant or independent contractor of the Company or any of its subsidiaries; or (ii) interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company or any of its subsidiaries, on the one hand, and any of its customers, suppliers, lessors, independent contractors, agents or employees, on the other hand. Notwithstanding clause (i) above, the general solicitation or general recruitment effort not specifically targeted at any employee of the Company or any of its subsidiaries (or the employees of the Company and/or any of its subsidiaries generally) or the solicitation or employment of any employee of the Company or any of its subsidiaries that was terminated by the Company or its applicable subsidiary at least sixty (60) days before such solicitation or employment shall not be deemed to be a breach of this Section 1(c).

(d)           Steiner also covenants that, during the Restricted Period, Steiner will not, directly or indirectly, make or publish written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are, or could reasonably be expected to be, disparaging, deleterious or damaging to the honesty, integrity, reputation, business acumen or abilities, or goodwill of the Company, the Purchaser or any of their respective management, officers or employees, including, without limitation, Henry M. Nahmad, or which may otherwise harm or result in unwanted or unfavorable publicity to any of the foregoing persons or entities; provided that nothing herein shall prevent Steiner from making any truthful statement required by applicable Law or legal process.

(e)           Steiner understands and agrees that the purpose of this Agreement is to protect the legitimate business interests of the Company and the Purchaser and is not intended to eliminate Steiner’s competition with the Company per se, nor is it intended to impair or infringe upon Steiner’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Steiner hereby acknowledges that he has received good and valuable consideration for the restrictions set forth in this Agreement. Steiner hereby further acknowledges and agrees that the restrictions set forth in this Agreement are reasonable and further agrees that they do not, and will not, unduly impair his ability to earn a living after the date of this Agreement.

(f)           The covenants contained in Sections 1(a) and (b) hereof shall be construed as a series of separate covenants, one for each county, state, city, territory or other subdivision within the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Sections 1(a) and (b) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then the Company, the Purchaser and Steiner agree that such unenforceable covenant (or such part thereof) shall be eliminated from this Agreement solely to the extent necessary to permit the remaining separate covenants (or parts thereof) to be enforced. In the event that the provisions of Sections 1(a), (b), (c) or (d) are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, then the Company, the Purchaser and Steiner agree that such provisions shall be reformed and enforced to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.

Section 2.           Confidentiality.

(a)            Steiner agrees that all documents, reports, plans, proposals, marketing and sales plans, customer lists, or materials relating to the Business are the property of the Company and shall not be used, directly or indirectly, by Steiner in any way adverse to the interests of the Company.

(b)           Steiner will regard and preserve as confidential all Confidential Information (as defined below) pertaining to the Business that has been or may be obtained by Steiner by reason of his direct or indirect ownership or management of, or employment or affiliation with, the Company or any of its subsidiaries. Steiner will not, without the prior written consent of the Company, use for his own benefit or purposes, or disclose to others, during the Restricted Period or thereafter, any Confidential Information connected with the Business. "Confidential Information" includes all know-how, show-how, technical, operating, financial, and other business information and materials relating to the Company and/or any of its subsidiaries and their respective businesses, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer and information systems, logos, designs, graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, procedures, inventions, trade secrets, as defined by the Florida Uniform Trade Secrets Act, creations, products, improvements, modifications, methods, methodology, processes, concepts, expressions, ideas and other developments, records, files, memoranda, reports, plans, proposals, price lists, and customer, prospective customer and supplier lists and information, together with all intellectual property rights, worldwide, with respect to any of the foregoing, whether or not they are patentable or copyrightable or subject to analogous protection and regardless of their form or state of development. Notwithstanding the foregoing, Confidential Information does not include any information required to be disclosed by applicable Law or legal process, including the Exchange Act and the rules and regulations promulgated thereunder, Steiner’s general skills or experience, or information that is generally available to the public, other than information which has become generally available as a result of Steiner’s direct or indirect act or omission in violation of any confidentiality obligation.

Section 3.           Independence of Obligations. The covenants and obligations of Steiner set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Steiner, on the one hand, and the Company or any subsidiary of the Company, on the other hand.

Section 4.            Acknowledgements. Steiner acknowledges that he has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon Steiner pursuant to Section 1 hereof, and represents that he has received the advice of counsel with respect to this Agreement. Steiner agrees that such restraints are necessary for the reasonable and proper protection of the Purchaser, the Company and their respective Affiliates and the value of the Purchased Shares, and that each and every one of said restraints is reasonable with respect to subject matter, length of time, and geographical area.

Section 5.            Injunctive Relief. The remedy at law for any breach of this Agreement may be inadequate, and in the event of a breach or threatened breach by Steiner of this Agreement, the Company and the Purchaser shall be entitled to seek an injunction restraining Steiner from breaching or otherwise violating any provision of this Agreement. Nothing herein contained shall be construed as prohibiting the Company or the Purchaser from pursuing any other remedies available to either of them for such breach or threatened breach, including, without limitation, the recovery of damages from Steiner.

Section 6.            Non-Exclusivity. The rights and remedies of the Company and the Purchaser hereunder are not exclusive of or limited by any other rights or remedies that either of them may have hereunder, at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company and the Purchaser hereunder, and the obligations and liabilities of Steiner hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Steiner’s obligations or the rights of the Company or the Purchaser (or any Affiliate of either of them) under the terms of any other agreement between Steiner, on the one hand, and the Company or any Affiliate of the Company or the Purchaser or any Affiliate of the Purchaser, on the other hand.

Section 7.            Notices. Any and all notices or other communications or deliveries required or permitted to be provided under this Agreement shall be in writing and shall be deemed given and effective on the earliest of (a) the business day following the date of mailing, if sent by nationally recognized overnight courier service, specifying next business day delivery, (b) the third business day following the date of mailing, if sent by certified mail, return receipt requested, postage prepaid, or (c) upon actual receipt by the party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

If to Steiner:	Michael S. Steiner
290 N.E. 68th Street
Miami, FL 33138

If to the Company	EnviroStar, Inc.
or the Purchaser:	290 N.E. 68th Street
Miami, Florida 33138
Attn.: Henry M. Nahmad

With a copy (which shall	Stearns Weaver Miller Weissler Alhadeff &
not constitute notice) to:	Sitterson, P.A.
Museum Tower
150 West Flagler Street, Suite 2200
Miami, FL 33130
Attn.: Eric Solomon

or, in each case, to such other address as may be designated in writing hereafter, in the same manner, by such party by prior notice to the other party or parties, as the case may be, in accordance with this Section 7.

Section 8.           Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, beneficiaries, representatives and permitted assigns. This Agreement is personal to Steiner and shall not be assigned by him without the prior written consent of the Purchaser and the Company. Any attempted assignment in violation of this Section 8 shall be null and void. The Purchaser may assign all of its rights hereunder to an Affiliate of the Purchaser, and each of the Company and the Purchaser may assign all of its rights hereunder to a third party that acquires the Purchaser or the Company, as applicable (whether pursuant to a merger or consolidation, sale of all or substantially all of its equity interests or assets, or in any other transaction).

Section 9.           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Service of Process. This Agreement shall be governed and construed in accordance with the Laws of the State of Florida without regard to the principles of conflicts of law thereof or any rule of interpretation or construction as to which party or parties drafted this Agreement. Each party hereto hereby irrevocably submits to the personal and subject matter jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida over any Proceeding arising out of or relating to this Agreement. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, (A) THE RIGHT TO TRIAL BY JURY; (B) ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT; AND (C) ANY CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Final judgment in any Proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment. Each party hereby irrevocably waives personal service of process and consents to process being served in any Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by applicable Law.

Section 10.           Attorneys’ Fees. Should any litigation, arbitration or other Proceeding be commenced between the parties concerning this Agreement (including, without limitation, the enforcement hereof and the rights and duties of the parties hereunder), the prevailing party in such Proceeding shall be entitled to, in addition to such other relief as may be granted, such party’s reasonable attorneys’ fees and expenses in connection with such litigation, arbitration or other Proceeding.

Section 11.           Entire Agreement. This Agreement, the Purchase Agreement and the other documents being executed by the parties in connection with the Purchase Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters; provided, however, that, for the avoidance of doubt, neither this Agreement nor anything contained herein shall be deemed to impact any non-competition, non-solicitation, confidentiality or similar agreement, if any, existing between the Company and Steiner as of the date hereof.

Section 12.           Amendments; Waiver. This Agreement shall not be amended or otherwise modified except by a writing executed by all of the parties hereto. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 13.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Agreement may be transmitted by facsimile or electronically, and it is the intent of the parties that the facsimile copy (or a photocopy or PDF copy) of any signature printed by a receiving facsimile machine or computer printer shall be deemed an original signature and shall have the same force and effect as an original signature.

Section 14.           Titles and Headings. The titles and headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 15.           Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) except as otherwise set forth herein, such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

[Signatures Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Non-Competition and Non-Solicitation Agreement to be duly executed and delivered, all as of the first date written above.

COMPANY:

ENVIROSTAR, INC.

By:	/s/ Venerando Indelicato
Name: Venerando Indelicato
Title: CFO

PURCHASER:

SYMMETRIC CAPITAL LLC

By:	/s/ Henry M. Nahmad
Name: Henry M. Nahmad
Title: Manager

STEINER:

/s/ Michael S. Steiner
Michael S. Steiner

NON-DISPARAGEMENT COVENANT

In connection with Michael Steiner’s entry into the attached Non-Competition and Non-Solicitation Agreement (the “Agreement”), the undersigned hereby covenants that, during the Restricted Period (as defined in the Agreement), the undersigned will not, directly or indirectly, make or publish written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are, or could reasonably be expected to be, disparaging, deleterious or damaging to the honesty, integrity, reputation, business acumen or abilities, of Michael Steiner, or which may otherwise harm or result in unwanted or unfavorable publicity to Michael Steiner; provided that nothing herein shall prevent the undersigned from making any truthful statement required by applicable Law or legal process.

Dated March 6, 2015	/s/ Henry M. Nahmad
Henry M. Nahmad

ENVIROSTAR, INC.

By:	/s/ Venerando Indelicato
Name: Venerando Indelicato
Title: CFO

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